Exhibit 10

Item 3 Common Share Issuances pursuant to Dividend Reinvestment Plan

Pruco Life Insurance Company participates in the dividend reinvestment plan (the "DRIP") of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class I Common Shares	01/02/2026	$1,742,432.52	$24.87	70,061.621
Class I Common Shares	02/02/2026	$1,652,638.51	$24.85	66,504.568
Class I Common Shares	03/02/2026	$1,666,766.08	$24.77	67,289.709
Class I Common Shares	04/01/2026	$1,681,060.43	$24.82	67,730.074
Class I Common Shares	05/01/2026	$1,695,448.33	$24.79	68,392.430
Class I Common Shares	06/01/2026	$1,709,976.94	$24.74	69,117.904
Class I Common Shares	07/01/2026	$1,724,659.65	$24.75	69,683.218

PGIM Strategic Investments, Inc. participates in the DRIP of the Issuer, through which holders of Common Shares may choose to have cash dividends or cash distributions automatically reinvested in Common Shares and, consequently, was issued additional Common Shares in lieu of receiving cash payments as follows:

Class of Shares	Date of DRIP Reinvestment	Amount Reinvested	Price per Share	Number of Shares
Class D Common Shares	01/02/2026	$144.08	$25.36	5.681
Class D Common Shares	02/02/2026	$111.28	$25.34	4.391
Class D Common Shares	03/02/2026	$112.19	$25.26	4.441
Class D Common Shares	04/01/2026	$113.11	$25.31	4.469
Class D Common Shares	05/01/2026	$114.03	$25.28	5.511
Class D Common Shares	06/01/2026	$114.97	$25.23	4.557
Class D Common Shares	07/01/2026	$115.91	$25.24	4.592

Class S Common Shares	01/02/2026	$135.10	$25.42	5.315
Class S Common Shares	02/02/2026	$103.09	$25.40	4.059
Class S Common Shares	03/02/2026	$103.89	$25.33	4.101
Class S Common Shares	04/01/2026	$104.69	$25.39	4.123
Class S Common Shares	05/01/2026	$105.49	$25.36	4.16
Class S Common Shares	06/01/2026	$106.3	$25.31	4.2
Class S Common Shares	07/01/2026	$107.12	$25.33	4.229